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                                                                  EXHIBIT (c)(4)


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is executed this 15th day of September, 1995, but effective as of the 1st day of August, 1995, by and between
L. RONALD TREPP, an individual ("Employee"), and CIMCO, INC., a Delaware corporation ("Company"), with reference to the following facts:

                                    RECITALS

         A. Employee is an individual possessing unique management and executive talents of value to the Company and has been the acting Vice President - Finance and Chief Financial Officer of the Company.

         B. The Company desires to continue the employment of Employee as the Vice President - Finance and Chief Financial Officer of the Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

1.       Employment.

         The Company hereby engages Employee to perform the duties and render the services set forth in Section 2 for a period commencing on August 1, 1995 and ending on the second anniversary of such date (the "Employment Period"), and Employee hereby accepts said employment and agrees to perform such services during the Employment Period.

2.       Duties.

         2.1 Current Duties. Employee agrees to render to the Company and continue his services as Vice President - Finance and Chief Financial Officer of the Company. As such, during the Employment Period, Employee shall continue to perform such duties and functions as are customarily performed by the principal financial officer of the Company and additionally those which are consistent with those of a company of a size and nature reasonably comparable to the Company or any successor. Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and its stockholders to eliminate the position or to appoint a different person as Vice President - Finance and Chief Financial Officer of the Company. The parties agree, however, that any such elimination or replacement of Employee by the Company as the Vice President - Finance and Chief Financial Officer, other than pursuant to Section 2.2 or Section 4.1 or 4.2(a) or 4.3(b) hereof, shall constitute a termination of Employee's employment hereunder by the Company without cause and shall not be made without the vote or written consent of a majority of the Board of Directors of the Company.


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         2.2 Change of Control. Notwithstanding the terms of Section 2.1 above, if the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction of the nature described in Section 5.2(b) below, this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as a senior financial officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and in such case shall bear a suitable title and perform the duties and functions of such publicly traded or privately held successor consistent with those customarily performed by a senior financial officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor or to serve as a senior financial officer of the resulting company, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 4.5(b)(ii), (iii) or (iv). This Agreement shall apply to the automatic modification in duties resulting from such transaction as set forth above.

3.       Compensation.

         As compensation for his services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:

         3.1 Base Salary. Employee's base salary shall be $100,000 per year, subject to an annual increase (if any) in the sole discretion of the Board, payable in accordance with the Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

         3.2 Bonus. Any bonus shall be in the sole discretion of the Board of Directors, and if any is declared or paid, it shall be paid consistent with executive bonus programs of the Company (if any) in existence during the Employment Period, and be subject to such withholding as is required by law.

         3.3      Benefits.

                  (a) Vacation. Employee shall be entitled to paid vacation during each year of the Employment Period consistent with the Company's then policy for executive employees of the level comparable to Employee. In the event Employee does not use such vacation, he shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated at the base salary rate set forth in Section 3.1 hereof. However, Employee shall endeavor to take vacation time in the year in which it is allocated to him.

                  (b) Business Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company and in compliance with procedures established from time to time by the Company.

                  (c) Other Benefits. Company shall provide Employee with such normal employment benefits, such as 401(k) participation, automobile allowance, medical insurance and


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disability insurance, on the terms and to the extent generally provided by the
Company to its executive employees of the level comparable to Employee.

                  (d) Other Persons. The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this Agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.

4.       Termination.

         4.1 Termination by Reason of Death or Disability. The Employment Period shall terminate upon the death or permanent disability (as defined below) of Employee.

         4.2      Termination by Company.

                  (a) The Company may terminate the Employment Period for "cause" by written notice to Employee.

                  (b) The Company may terminate the Employment Period for any other reason by written notice to Employee.

         4.3      Termination by Employee.

                  (a) Employee may terminate the Employment Period for "good reason" at any time by written notice to the Company.

                  (b) Employee may terminate the Employment Period for any other reason by written notice to the Company.

         4.4      Severance Pay.

                  (a) In the event the Employment Period is terminated by the Company for any reason other than pursuant to Section 4.2(a) or 4.3(b) hereof or if the Employment Period is terminated because of the death or disability of Employee pursuant to Section 4.1, upon the effectiveness of any such termination, the Company shall be obligated to pay to Employee (or his executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of effectiveness of such termination and, in addition, a cash payment equal to the Employee's unpaid salary at the base rate set forth in Section 3.1 hereof (as adjusted pursuant to such Section through the date of such termination) which would have accrued through the remainder of the Employment Period, if any, as well as continued medical and disability insurance, if any, which would have been required for Employee's survivors under Section 3.3(c) for the remainder of the Employment Period and such other benefits as may be required by law.


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                  (b) In the event the Employment Period is terminated by the
Company pursuant to Section 4.2(a) hereof or the Employment Period is terminated by Employee pursuant to Section 4.3(b) hereof, the Company shall have no obligation to pay any severance pay to Employee. The Company shall, however, be obligated to pay to Employee (or his executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of termination and shall provide such other benefits as may be required by law.

         4.5      Certain Definitions.  For purposes of this Agreement:

                  (a) The term "cause" shall mean those acts identified in
Section 2924 of the California Labor Code.

                  (b) The term "good reason" shall mean the occurrence of one or more of the following events without Employee's express written consent: (i) removal of Employee from the position and responsibilities as set forth under
Section 2 above; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced (other than any such reduction applicable to senior officers and employees of the Company generally); (iii) the relocation of Employee to a facility or a location outside of California; or (iv) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

                  (c) The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Company on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employee absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim Chief Financial Officer on such terms as it deems proper.

5.       Stock Option.

         5.1      Options.

                  (a) Except to the extent inconsistent with the terms of this
Section 5, options (if any) granted to Employee shall be subject to the terms and conditions of the Company's equity incentive program and the Company's standard form of option agreement.

         5.2      Vesting.

                  (a) In the event of a change in control (as defined below) within the Employment Period, vesting will be accelerated as to all of the then unvested shares under all options held by Employee and, in the event that any such change in control will result in a

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termination of the option(s) (in whole or in part), Employee shall have at least ninety (90) days within which to exercise the option(s) after the date such option(s) become fully vested.

                  (b) For purposes of this Agreement, "change in control" means the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities;

                  (ii) Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approving a plan of complete liquidation of the Company or a consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

                  (c) In the event the Employment Period is terminated by the Company pursuant to Section 4.2(b) or by Employee pursuant to Section 4.3(a) and a "change in control" had not accelerated vesting pursuant to Section 5 prior to effectiveness of such termination, the option(s) shall (upon effectiveness of such termination) vest with respect to an additional number of shares equal to the lesser of: (a) the balance of the unvested option shares or (b) the option shares which otherwise would have vested on or prior to the expiration of the Employment Period, and such option(s) shall continue to be exercisable for a minimum period of ninety (90) days following the date of effectiveness of such termination (or such longer period up to ninety (90) additional days as is permitted by the applicable stock plan).

6.       Employee Benefit Plans.

          Any employee benefit plans in which Employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company's existing plans.

7.       Miscellaneous.

         7.1 Arbitration/Governing Law. To the fullest extent permitted by law, any dispute, claim or controversy of any kind (including but not limited to tort, contract and statute) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Orange County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and

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Employee agree to waive any objection to personal jurisdiction or venue in any forum located in Orange County, California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

         7.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company, and all such successors and assigns shall specifically assume this Agreement. Since this Agreement is based upon the unique abilities of, and the Company's personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

         7.3 Severability. If any provision of this Agreement shall be found invalid, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

         7.4 Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

         7.5 Entire Agreement. This instrument, together with the option agreements referred to in Section 5.1(a), contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

         7.6 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 7.6) shall be as follows:

         If to Employee:    L. Ronald Trepp, at his address last appearing
                            on the books and records of the Company

         If to the Company: CIMCO, Inc.
                            265 Briggs Avenue
                            Costa Mesa, California 92626
                            Attention:  President

         7.7 Headings. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

         7.8 Further Assurances. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

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         7.9 Attorneys' Fees. In the event any party hereto commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses reasonably incurred in such action, and the amount thereof shall be included in any judgment or award granted under Section 7.1.

         7.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.11 Separate Counsel. The Company has been represented by Stradling, Yocca, Carlson & Rauth in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel review and negotiate this Agreement and Employee has either obtained his own counsel or has elected not to obtain counsel.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                                       "EMPLOYEE"

                                       /S/ L. RONALD TREPP
                                       ---------------------------
                                       L. Ronald Trepp

                                       "COMPANY"

                                       CIMCO, INC., a Delaware corporation

                                       By: /S/ RUSSELL T. GILBERT
                                           --------------------------
                                           Russell T. Gilbert, President and
                                           Chief Executive Officer

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